Exhibit 10.20

January 10, 2022

Elias Papadimas

Re:     Retention Agreement

Dear Elias:

Thank you for all of your contributions to Exicure, Inc. (the “Company”). Your role is key to our success and we are excited to offer you the retention award described below pursuant to the terms and conditions set forth in this agreement (this “Retention Agreement”), which will be effective as of January 11, 2022; provided, that you have executed and returned it to the Company on or before such date.
We are thrilled to award you a one-time cash retention award in the amount of $120,000 less applicable payroll withholdings and deductions (the “Retention Award”). In order to earn the Retention Award, you must (i) remain employed by the Company in good standing through May 31, 2022 (the “Retention Period”). If earned, fifty percent (50%) of the Retention Award will be paid to you on February 15, 2022 (the “February 2022 Portion”), and fifty percent (50%) of the Retention Award will be paid to you on the next regularly scheduled payroll date after the retention period.
If (i) your employment terminates for Cause (as defined herein) or upon your voluntary resignation, in either case prior to completion of the Retention Period, but after receipt of the February 2022 Portion, you will be required to repay the February 2022 Portion. In such event, you acknowledge and agree that the Company may deduct, to the extent permitted by applicable law, the February 2022 Portion from any payments the Company otherwise owes you, including but not limited to any salary, bonus and expense reimbursements. You further acknowledge and agree to forfeit to the Company the remaining unearned Retention Award not covered by such deductions at the time your employment ends.
For purposes of this Retention Agreement, “Cause” shall mean the occurrence of any one of the following: (i) gross negligence or willful misconduct in the performance of your duties, or your abuse of alcohol or drugs rendering you unable to perform the material duties and services required for your position with the Company; (ii) your conviction or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) your commission of an act of deceit or fraud intended to result in your personal and unauthorized enrichment at the expense of the Company or any of its affiliates; (iv) your material violation of the written policies of the Company or any of its affiliates (including ethics and compliance policies, as in effect from time to time); or (v) your material breach of a material obligation to the Company pursuant to your duties and obligations under your offer letter or employment agreement, as applicable, or other agreement between you and the Company.
It is intended that the payments under this Retention Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), including the exemption provided under Treasury Regulation Section 1.409A 1(b)(4), and this Retention Agreement will be construed to the greatest extent possible as consistent with such exemptions. To the extent not so exempt, this Retention Agreement (and any terms herein) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation

Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Retention Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
This Retention Agreement is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you. Nothing in this Retention Agreement is intended to alter your at-will employment relationship, and all other provisions of your offer letter or employment agreement, as applicable, remain in full force and effect.
All questions concerning the construction, validity and interpretation of this Retention Agreement will be governed by the law of the State of Illinois. You submit to the jurisdiction of the state and federal courts encompassing the location of the Company’s then-principal office for the resolution of any disputes or claims under this Retention Agreement.
This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the payments and benefits provided for herein, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

Sincerely,
Exicure, Inc.

/s/ Brian C. Bock

Brian Bock
Chief Executive Officer

Accepted and Agreed:

/s/ Elias Papadimas__________________            Date:____01/10/2022___________
[Name]
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